Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30085) pertaining to the Ecology and Environment, Inc. 401(k) Plan of our report dated November 14, 2017, with respect to the consolidated financial statements of Ecology and Environment, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2017.

/s/ Ernst & Young LLP
Buffalo, New York
November 14, 2017